Exhibit 99.1

Minerva Neurosciences Announces Promotion of Geoff Race to President

Frederick Ahlholm is Named Chief Financial Officer as Company Prepares to Submit a Pre-NDA Meeting Request to FDA

Waltham, Mass. – October 11, 2021 – (Globe Newswire) Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today announced that Geoff Race, current Executive Vice President, Chief Financial Officer and Chief Business Officer of Minerva, has been promoted to President. Minerva’s Senior Vice President and Chief Accounting Officer, Frederick Ahlholm, has been promoted to Chief Financial Officer. The appointments are effective immediately.

These latest leadership changes are part of the Company’s strategic plan to prepare for the future and follow the recent appointment of Dr. Ramana Kuchibhatla as Head of Research & Development. On 30th September, 2021, the Company announced results from a bioequivalence study comparing the roluperidone formulations used in late-stage Phase 2b and Phase 3 trials, and the planned commercial formulation. The Company plans to submit a pre-NDA meeting request to the U.S. Food and Drug Administration (FDA) with a potential NDA submission in the first half of 2022.

Commenting on the announcements today, Dr. Remy Luthringer, Executive Chairman and Chief Executive Officer of Minerva, said, “I am delighted to announce these executive team promotions. Geoff Race and Frederick Ahlholm have played critical roles in our company’s development over the years, and I thank them both for taking on even greater responsibilities at Minerva. In their new roles as President and CFO, respectively, I’m confident that they will continue to provide strong leadership as we advance roluperidone for the treatment of negative symptoms of schizophrenia.”

Mr. Race was one of the founders of Minerva having joined the company as a consultant in July 2010 and has served as Executive Vice President and Chief Financial Officer since May 2014, and Chief Business Officer since January 2016. Prior to Minerva, he served as Chief Executive Officer of Funxional Therapeutics Ltd., the lead program of which (FX125L) was acquired by Boehringer Ingelheim in 2012. He also previously served as Chief Financial Officer at PanGenetics B.V. between 2006 and 2010, where the lead program (PG110) was acquired by Abbot Laboratories in 2009. Mr. Race is a Fellow of the Chartered Institute of Management Accountants and earned his M.B.A. from Durham University Business School (UK).

Mr. Ahlholm joined Minerva as a consultant in January 2014, and then held the positions of Chief Accounting Officer starting from July 2014 and Senior Vice President starting from May 2015. Prior to Minerva, he served as Vice President of Finance and Chief Accounting Officer for Amarin Corporation plc, where he helped direct the growth of the company from a small clinical-stage drug developer into a commercial enterprise of more than 400 employees. Mr. Ahlholm is a member of the American Institute of Certified Public Accountants, earned his CPA certification while at Ernst & Young LLP and earned his bachelor’s in business administration at the University of Notre Dame.

About Minerva Neurosciences

Minerva Neurosciences, Inc. (Nasdaq: NERV) is a clinical-stage biopharmaceutical company focused on developing product candidates to treat central nervous system (CNS) diseases. Our goal is to transform the lives of patients with improved therapeutic options. Minerva’s portfolio of compounds includes roluperidone (MIN-101), in clinical development for negative symptoms of schizophrenia, and MIN-301, in pre-clinical development for Parkinson’s disease. For more information, please visit our website.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include, but are not limited to, statements herein with respect to statements regarding the Company’s business and strategic plans; the timing and outcomes of future interactions with U.S. and foreign regulatory bodies, including the U.S. Food and Drug Administration; our ability to successfully develop and commercialize our therapeutic products; and management’s ability to successfully achieve its goals. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, the risk that trials and studies may be delayed and may not have satisfactory outcomes, the risk that initial or interim results from a clinical trial may not be predictive of the final results of the trial or the results of future trials, whether roluperidone will advance further in the clinical trials process and whether and when, if at all, it will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether any of our therapeutic products or seltorexant will be successfully marketed if approved; whether any of our therapeutic product discovery and development efforts will be successful; management’s ability to successfully achieve its goals; our ability to raise additional capital to fund our operations on terms acceptable to us; changes in expected or existing competition; unexpected litigation or other disputes; the impacts of the COVID-19 pandemic on our business; and general economic conditions. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission (SEC) on August 2, 2021. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

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For more information:

Investor inquiries:	Media Inquiries:
Geoff Race	Helen Shik
President, Minerva Neurosciences	Principal, Shik Communications LLC
email	email